As filed with the Securities and Exchange Commission on February 8, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOSSAMER BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-5461709
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3013 Science Park Road, Suite 200

San Diego, California 92121

(858) 684-1300

(Address of Principal Executive Offices)

GOSSAMER BIO, INC. 2017 EQUITY INCENTIVE PLAN

GOSSAMER BIO, INC. 2019 INCENTIVE AWARD PLAN

GOSSAMER BIO, INC. 2019 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plans)

Sheila Gujrathi, M.D.

President and Chief Executive Officer

Gossamer Bio, Inc.

3013 Science Park Road, Suite 200

San Diego, California 92121

(858) 684-1300

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Matthew T. Bush	Christian Waage
Latham & Watkins LLP	Executive Vice President
12670 High Bluff Drive	and General Counsel
San Diego, California 92130	Gossamer Bio, Inc.
(858) 523-5400	3013 Science Park Road, Suite 200
San Diego, California 92121
(858) 684-1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value	11,593,417 shares (2)	$16.00 (3)	$185,494,672	$22,481.96
Common stock, $0.0001 par value	161,108 shares (4)	$16.00 (5)	$2,577,728	$312.43
Common stock, $0.0001 par value	5,096,236 shares (6)	$7.52 (7)	$38,323,695	$4,644.84
Common stock, $0.001 par value	2,200,000 shares (8)	$16.00 (3)	$35,200,000	$4,266.25
Total	16,850,761 shares	—	$261,596,095	$31,705.48

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

Represents 11,593,417 shares of common stock available for future issuance under the Gossamer Bio, Inc. 2019 Incentive Award Plan (the “2019 Plan”), which number consists of (a) 5,588,892 shares of common stock initially available for future grants under the 2019 Plan, (b) 4,525 shares of common stock available for future issuance under the Gossamer Bio, Inc. 2017 Equity Incentive Plan (the “2017 Plan”) as of the effective date of the 2019 Plan, which shares will be available for future issuance under the 2019 Plan, and (c) up to an additional 6,000,000 shares of common stock that may become issuable under the 2019 Plan pursuant to its terms. To the extent outstanding awards under the 2017 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the 2019 Plan. See footnote 6 below.

(3)

This estimate is made pursuant to Rule 457 of the Securities Act solely for purposes of calculating the registration fee. The computation is based upon the initial public offering price of the registrant’s common stock set forth on the cover page of the registrant’s prospectus dated February 7, 2019 relating to its initial public offering.

(4)

Represents 161,108 shares of common stock subject to outstanding options under the 2019 Plan. To the extent outstanding options under the 2019 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the 2019 Plan.

(5)

This estimate is made pursuant to Rule 457 of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $16.00 per share, which is the weighted average exercise price of outstanding options granted under the 2019 Plan being registered.

(6)

Represents 5,096,236 shares of common stock subject to outstanding options under the 2017 Plan. To the extent outstanding awards under the 2017 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the 2019 Plan. See footnote 2 above.

(7)

This estimate is made pursuant to Rule 457 of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $7.52 per share, which is the weighted average exercise price of outstanding options granted under the 2017 Plan being registered.

(8)

Represents 2,200,000 shares of common stock available for future issuance under the Gossamer Bio, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”), which number consists of (a) 700,000 shares of common stock initially available for future grants under the ESPP, and (b) up to an additional 1,500,000 shares of common stock that may become issuable under the ESPP pursuant to its terms.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plans are granted, exercised and/or distributed.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Gossamer Bio, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)

The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on February 8, 2019 relating to the registration statement on Form S-1, as amended (Registration No. 333-228984), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)

The description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 8-A12B (Registration No. 021-303729), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 4, 2019, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we shall have the power to indemnify our employees and agents to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification. We have obtained directors’ and officers’ liability insurance.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the indemnification provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index on the page immediately preceding the signature page is incorporated herein by reference as the list of exhibits required as part of this registration statement.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

3.1	Amended and Restated Certificate of Incorporation	S-1/A	333-228984	3.3	1/23/2019

3.2	Amended and Restated Bylaws	S-1/A	333-228984	3.4	1/23/2019

4.1	Specimen stock certificate evidencing the shares of common stock	S-1/A	333-228984	4.1	1/23/2019

5.1	Opinion of Latham & Watkins LLP					X

10.1	Gossamer Bio, Inc. 2017 Equity Incentive Plan, as amended	S-1	333-228984	10.1	12/21/2018

10.2	Form of stock option grant notice and stock option agreement under the Gossamer Bio, Inc. 2017 Equity Incentive Plan, as amended	S-1	333-228984	10.2	12/21/2018

10.3	Gossamer Bio, Inc. 2019 Incentive Award Plan and form of stock option grant notice and stock option agreement thereunder	S-1/A	333-228984	10.5	1/23/2019

10.4	Gossamer Bio, Inc. 2019 Employee Stock Purchase Plan	S-1/A	333-228984	10.6	1/23/2019

23.1	Consent of Ernst & Young, LLP, independent registered public accounting firm					X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney (see signature page)					X

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 8, 2019.

GOSSAMER BIO, INC.

By:	/s/ Sheila Gujrathi, M.D.
Sheila Gujrathi, M.D. President, Chief Executive Officer and Director

Each person whose signature appears below hereby constitutes and appoints Sheila Gujrathi, M.D. and Bryan Giraudo, and each of them singly (with full power to each of them to act alone), his attorneys-in-fact, each with the full power of substitution, for him in any and all capacities, to sign this registration statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sheila Gujrathi Sheila Gujrathi, M.D.	President, Chief Executive Officer and Director (principal executive officer)	February 8, 2019

/s/ Bryan Giraudo Bryan Giraudo	Chief Financial Officer (principal financial and accounting officer)	February 8, 2019

/s/ Faheem Hasnain Faheem Hasnain	Executive Chairman of the Board of Directors	February 8, 2019

/s/ Joshua H. Bilenker Joshua H. Bilenker, M.D.	Director	February 8, 2019

/s/ Kristina Burow Kristina Burow	Director	February 8, 2019

/s/ Russell Cox Russell Cox	Director	February 8, 2019

/s/ Thomas Daniel Thomas Daniel, M.D.	Director	February 8, 2019

/s/ Renée Galá Renée Galá	Director	February 8, 2019

/s/ Otello Stampacchia Otello Stampacchia, Ph.D.	Director	February 8, 2019